Exhibit 10.21


                                 CHANGE OF CONTROL AGREEMENT


         This Agreement is made this 30th day of March, 1995, by and between Elco Industries, Inc., a Delaware corporation ("Elco") and Robert H. Rothkopf ("Executive").

                                          RECITALS:

         Executive is a skilled and dedicated employee who has important management responsibilities and talents. Elco believes that its best interests will be served if Executive is encouraged to remain with Elco. Elco has determined that Executive's ability to perform his responsibilities and utilize his talents for the benefit of Elco, as well as Elco's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of Elco. Accordingly, Elco and Executive agree as follows:

         1.       Definitions.

         When the following terms appear in this Agreement they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

                  (a) "Base Salary" means the highest annual rate of Executive's base salary in effect on either the date of the Change of Control or the Termination Date, including any amounts by which the base salary was reduced prior to the Change of Control at the request of the person or entity acquiring control of Elco or reasonably shown to be related to the Change of Control.

                  (b) "Bonus" means the highest amount payable to Executive under Elco's annual bonus plan in effect on either the date of the Change of Control or the Termination Date, assuming the highest performance targets are met for such bonus plan, including any amounts by which the Executive's annual bonus was reduced prior to the Change of Control at the request of the person or entity acquiring control of Elco or reasonably shown to be related to the Change of Control.

                  (c)      "Cause" means either of the following:

                           (i) Executive's willful malfeasance having a material adverse effect on Elco; or
                           (ii)    Executive's conviction of a felony;

         provided, that any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of Elco, or if Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

                  (d) "Change of Control" means the first to occur of any of the following dates:

                           (i) the date the Elco Board of Directors votes to approve:

                                   (A)      any consolidation or merger of Elco;

                                   (B)      any sale, lease, exchange or other
                           transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Elco other than any sale, lease, exchange or other transfer to any corporation where Elco owns, directly or indirectly, at least seventy percent (70%) of the outstanding voting securities of such corporation after any such transfer; or

                                   (C)      any plan or proposal for the
                           liquidation or dissolution of Elco;

                           (ii) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of
                  1934, hereinafter the "1934 Act"), other than one or more trusts established by Elco for the benefit of employees of Elco or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of outstanding Common Stock;

                           (iii) the date the Board of Directors of Elco authorizes and approves any transaction which has either a reasonable likelihood or a purpose of causing, whether directly or indirectly:

                                   (A)      Common Stock to be held of record
                           by less than [300] persons; or

                                   (B)      Common Stock to be neither listed
                           on any national securities exchange nor
                           authorized to be quoted on an inter-dealer quotation system of any registered national securities association;

                           (iv) the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of Elco shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Elco stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors as hereinafter defined, in office on the date of such election or nomination for election of the new director. For purposes hereof, a "Continuing Director" shall mean:

                                   (A)      any member of the Board of
                           Directors of Elco at the close of business on March 30, 1995.

                                   (B)      any member of the Board of
                           Directors of Elco who succeeds any Continuing Director described in subparagraph (A) above if such successor was elected, or nominated for election by Elco stockholders, by a majority of the Continuing Directors then still in office; or

                                   (C)      any director elected, or nominated
                           for election by Elco stockholders, to fill any vacancy or newly created directorship on the Board of Directors of Elco by a majority of the Continuing Directors then still in office; or

                           (v) the date of commencement by any entity, person, or group (including any affiliate thereof, other than Elco) of a tender offer or exchange offer for more than twenty percent (20%) of the outstanding Common Stock.

                  (e)      "Code" means the Internal Revenue Code of
         1986, as amended.

                  (f) "Common Stock" means the $5 par value common stock of Elco.

                  (g) "Confidential Information" means nonpublic information relating to the business plans, marketing plans, customers or employees of Elco other than information the disclosure of which cannot reasonably be expected to adversely affect the business of Elco.

                  (h) "Elco" means Elco Industries, Inc., a Delaware corporation, and any successor or successors thereto.

                  (i) "Fringe Benefits" means the fair market value of the highest level of fringe benefits payable to Executive by Elco on either the date of the Change of Control or the Termination Date, including any amounts by which the Executive's fringe benefits were reduced prior to the Change of Control at the request of the person or entity acquiring control of Elco or reasonably shown to be related to the Change of Control. For these purposes, "Fringe Benefits" do not include welfare benefits, such as medical coverage (including prescription drug coverage), dental coverage, life insurance, disability insurance and accidental death and dismemberment benefits.

                  (j) "Good Reason" means any of the following actions,without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

                           (i) any diminution in Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to a Change of Control;

                           (ii) the removal of Executive from, or any failure to re-elect Executive to, any of the positions Executive holds immediately prior to a Change of Control;

                           (iii) the failure of Elco to pay Executive's Base Salary when due;

                           (iv) any reduction of Executive's Base Salary, or Bonus, or any reduction in the aggregate amount of Fringe Benefits provided to Executive;

                           (v) the change of Executive's principal place of employment to a location more than 50 miles from Executive's principal place of employment immediately prior to the Change of Control; or

                           (vi) any breach by Elco of any provision of this Agreement;

                           (vii) the failure of Elco to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 12 hereof; or

                           (viii) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(i) hereof (and, if applicable, the requirements of Section 13 hereof); for purposes of this Agreement, no such purported termination shall be effective.

         provided, however, that if any of the actions described in subparagraphs (i) - (viii) above occur prior to a Change of Control at the request of any individual or entity acquiring ownership or control of Elco, or is reasonably shown to be related to a prospective Change of Control, and if such actions occur without Executive's express prior written approval, other than due to Executive's Permanent Disability or death, then the existence of such actions shall also constitute "Good Reason."

                  (k) "Permanent Disability" means Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability is reasonably contemplated to continue for at least one (1) year from its inception.

         2.       Change of Control Benefits.

         If Executive's employment with Elco is terminated at any time within the two (2) years following a Change of Control of Elco without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 2 and as set forth in this Agreement. If Executive's employment with Elco is terminated by Elco without Cause prior to a Change of Control at the request of any individual or entity acquiring ownership or control of Elco, or is reasonably shown to be related to a prospective Change of Control, or by Executive for Good Reason, or if the person or entity acquiring control fails to assume Elco's liabilities to Executive under this Agreement, the Executive's Termination Date shall be deemed to have occurred immediately upon the Executive's effective date of termination (in the case of a termination of employment at the request of the acquirer), or immediately following the Change of Control (in the case of the acquirer's failure to assume Elco's liabilities under this Agreement), and therefore Executive shall be entitled to the benefits provided hereafter in this Section 2 and as set forth in this Agreement.

                  (a) Severance Benefits. Within five (5) business days after the Termination Date, Elco shall pay Executive a lump sum amount, in cash, equal to two (2) times the sum of:

                           (i)     Executive's Base Salary;

                           (ii)    Executive's Bonus; and

                           (iii)   Executive's Fringe Benefits.

                  (b) Performance Award. Any unpaid Target Award previously granted to an Executive under the Elco
         Industries, Inc. 1988 Performance Share Plan (the "Share Plan") shall be paid to the Executive within five (5) days of the Termination Date as if such Target Award was 100 earned during the relevant Performance Period (as such term is defined in the Share Plan), irrespective of Elco's actual performance during the relevant Performance Period.

                  (c) Welfare Benefits. Elco shall, until the second anniversary of the Termination Date, and at its expense, provide Executive with medical (including prescription drug coverage), dental, life insurance and accidental death and dismemberment benefits at the highest level provided to Executive, his dependents and beneficiaries, either on the date of a Change of Control or the Termination Date, including any coverage or benefits that were reduced prior to the Change of Control at the request of the person or entity acquiring control of Elco or reasonably shown to be related to the Change of Control. During the period that Elco is providing Executive, his dependents and beneficiaries, with these benefits, Executive shall be entitled to elect such changes and take such actions the same as a similarly situated active employee.

                  (d)      Payment of Accrued But Unpaid
         Amounts. Within five (5) business days after the Termination Date, Elco shall pay Executive (i) any unpaid portion of Executive's Bonus accrued with respect to the full fiscal year ended prior to the Termination Date; and (ii) all compensation previously deferred by Executive but not yet paid.

                  (e) Post-Retirement Welfare Benefits. On the Termination Date, for purposes of determining Executive's eligibility for post-retirement benefits under any welfare benefit plan (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Elco immediately prior to the Change of Control and in which Executive participated, immediately prior to the Change of Control (or, with respect to an Executive who is terminated prior to a Change of Control, the Termination
         Date), Executive shall be credited with the excess of two years of participation in the applicable medical plan and two years of age over the actual years and fractional years of participation and age credited to Executive as of the Change of Control (or Termination Date, as the case may be). If, after taking into account such participation and age, Executive would have been eligible to receive such post-retirement benefits had Executive retired immediately prior to the Change of Control (or Termination Date, as the case may be), Executive shall receive, commencing on the Termination Date, post-retirement benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change of Control (or Termination Date, as the case may be).

                  (f) Retirement Benefits. For purposes of determining the Executive's retirement benefits under the various Elco retirement benefit plans, Executive shall be deemed to be an active employee receiving his Base Salary and shall accordingly continue to earn service and accrue benefits under such plans for an additional period of two years following the Termination Date.

                  (g) Effect on Existing Plans. All Change of Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained on the Effective Date (or thereafter) by Elco (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change of Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval.

                  (h) Cessation of Benefits. Notwithstanding the foregoing, no service of the Executive for Elco after age 65 shall be taken into account for purposes of determining the Executive's benefits under this Agreement.

                  (i) Notice of Termination. Any purported termination of Executive's employment by Elco or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
         Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         3.       Gross-Up Payment.

                  (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Elco or one or more trusts established by Elco for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and excise taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment itself, Executive retains an amount of such additional payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand or such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Elco and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as it requested by Elco. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Elco. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by Elco to Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon Elco and Executive.

                  (c) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any payments or benefits received or to be received by Executive pursuant to the terms of this Agreement shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Elco's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Payments which shall be treated as subject to the Excise
         Tax shall be equal to the lesser of: (1) the total amount of the Payments; or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Elco's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
         For purposes of determining the amount of the Gross-Up
         Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to Elco at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up
         Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross-
         Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Elco shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (d) Executive shall notify Elco in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Elco of the Gross-Up Payment.
         Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Elco of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Elco (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Elco notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i)     give Elco any information reasonably
                  requested by Elco relating to such claim;

                           (ii)    take such action in connection with
                  contesting such claim as Elco shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Elco;

                           (iii) cooperate with Elco in good faith in order to effectively contest such claim; and

                           (iv)    permit Elco to participate in any
                  proceedings relating to such claim; provided, however, that Elco shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(d), Elco shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Elco shall determine; provided, however, that if Elco directs Executive to pay such claim and sue for a refund, Elco shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax
                  (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance;
                  and provided further, that if Executive is required to extend the statute of limitations to enable Elco to contest such claim, Executive may limit this extension solely to such contested amount. Elco's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (e) If, after the receipt by Executive of an amount advanced by Elco pursuant to Section 3(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Elco complying with the requirements of Section 3(d)) promptly pay to Elco the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Elco pursuant to Section 3(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Elco does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         4.       Indemnification; Director's and Officer's Liability
Insurance.

         Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under Elco's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to the extent any such amendment or restatement expands the Executive's rights to indemnification. In addition, Elco shall maintain Director's and Officer's liability insurance on behalf of Executive, provided Executive is eligible to be covered and has in fact been covered by such insurance, at the highest level in effect immediately prior to either the Date of a Change of Control or the Termination Date, including any such insurance that was reduced prior to a Change of Control at the request of the person or entity acquiring control of Elco or reasonably shown to the related to the Change of Control, for the seven (7) year period following the Termination Date.

         5.       Termination for Cause.

         Nothing in this Agreement shall be construed to prevent Elco from terminating Executive's employment for Cause. If Executive is terminated for Cause, Elco shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of Elco.

         6.       Mitigation.

         Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. Except as provided in
Section 10, no amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Elco (or any other person or entity) may have against Executive.

         7.       Restrictive Covenants.

                  (a) Confidential Information. During the two (2) year period following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of Elco any Confidential Information; provided that nothing contained in this Section 7 shall prevent
         Executive from being employed by a competitor of Elco or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by Elco.

                  (b) Release. In consideration for the protection and benefits provided for under this Agreement, Executive hereby agrees to execute a release substantially in the form of Schedule A.

         8.       Disputes.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction. Notwithstanding the pendency of any dispute in connection with this Agreement, Elco will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section
8. Amounts paid under this Section 8 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         9.       Costs of Proceedings.

         Elco shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether or not instituted by Elco or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds the Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Elco. Elco shall pay prejudgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the rate which Bank of America announces from time to time as its prime lending rate as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

         10.      Withholding.

         Notwithstanding the provisions of Sections 3 and 6 hereof, Elco may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

         11.      Beneficiary Designation.

         In the event of the Executive's death prior to his receipt of all payments and benefits due to him under this Agreement, all such amounts shall be paid to his designated beneficiary, as set forth on the form attached hereto as Schedule B.

         12.      Assignment; Successors.

         Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Elco and Executive and their respective heirs, personal or legal representatives, executors, administrators, successors, assigns, distributees, divisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate. If Elco shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Elco will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Elco by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Elco would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

         13.      Notices.

         Any notice to be provided under the terms of this Agreement shall be in writing and shall be sufficient if delivered in person or sent by registered or certified mail, return receipt requested, addressed as follows:

                  If to the Executive:

                  Robert H. Rothkopf
                  5203 Deer Pointe Road
                  Rockford, IL  61114

                  If to the Company:

                  Elco Industries, Inc.
                  1111 Samuelson Road
                  Rockford, Illinois  61125-7009
                  Attn:  Secretary

or to such other place as either party may specify in writing, delivered in accordance with the provisions of this Section.

         14.      Applicable Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

         15.      Effective Date; Term.

         This Agreement shall be effective as of March 30, 1995 (the "Effective Date"") and shall remain in effect thereafter until March 30, 1998, unless Elco and Executive agree in writing to continue this Agreement for such additional period of time as the parties shall specify. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least two (2) years following such Change of Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

         16.      Amendment.

         This Agreement may be changed only by a written agreement executed by Elco and Executive.

         IN WITNESS WHEREOF, the Corporation has caused this
Agreement to be duly executed and the Executive has hereunto set
his hand at      Rockford, IL   (town and state) the day and year
first above written.


                                            ELCO INDUSTRIES, INC. and its
                                            subsidiaries



                                            By:     /s/ D. M. Hasse

                                            Its:     V.P. Administration



                                                 /s/ Robert H. Rothkopf
                                                        Executive



     /s/ David Peterson
Chairman, Compensation Committee

                                         Schedule A

                                 CHANGE OF CONTROL AGREEMENT

                                           RELEASE


                  For and in consideration of the payment of such amounts and benefits as are set forth in the Change of Control Agreement dated March 30, 1995 by and between Robert H.
Rothkopf and Elco Industries, Inc. ("Elco"), Executive, together with his heirs, beneficiaries, personal or legal representatives, executors, administrators, successors, assigns, distributees, devisees and legatees, hereby waives, releases, and discharges
Elco and the present, future, or former employees, agents, officers, directors, successors, assigns and affiliated entities of Elco, (herein referred to collectively as the "Released Parties"), with respect to any and all causes of action, potential causes of action, suits, disputes, liabilities, claims in law and equity, rights, damages, demands, personal injuries, and attorney's fees and costs by reason of any matter, cost, or thing whatsoever against and as to Elco, which in any way results from, arises out of, or pertains to Executive's employment, termination of employment, benefits, awards, insurance coverage, hiring, wages, or any other terms and conditions of employment at Elco, or any other events which are unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to Elco and/or any of the other Released Parties, and which are in any way related to any violation of any provision of federal and state statutory or common law or regulation, including claims arising under any federal, state, or local laws prohibiting employment discrimination on any basis or claims arising out of any legal restrictions on Elco's rights to terminate its employees, any contract claim for the alleged breach of any implied, express, or other type of employment contract, wrongful, abusive or retaliatory discharge, and any tort claim, including, but not limited to, fraud, misrepresentation, deceit, defamation, slander, libel, interference with employment relations, intentional or negligent infliction of emotional distress, breach of any fiduciary duties, or any other tort-type causes of action.

                  This Release applies to any relief or benefit sought by the Executive, no matter how denominated, including, but not limited to, claims for compensation for any physical or mental injury, pain and suffering, reinstatement, back pay, front pay, prejudgment interest, compensatory damages, punitive damages, insurance coverage, benefits, premiums, medical expenses, or attorneys' fees and costs.

                  In addition, Executive together with his heirs, beneficiaries, personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees, agrees and covenants not to file a lawsuit or administrative complaint to assert any claim with respect to his employment with Elco, the payment of wages to him by Elco, or the cessation of his employment with Elco which occurred prior to the execution of this Release. Any such lawsuit or administrative complaint filed in violation of this Release shall automatically constitute a breach of this Release. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Release against Elco or any of the Released Parties, on behalf of or related to Executive, Executive agrees and covenants he will withdraw from and/or dismiss the matter with prejudice. Executive agrees he will not participate or cooperate in such matter(s) except as required by law.

                  Executive understands and acknowledges that he has expressly waived all his rights under this Release. Executive further acknowledges that he understands the legal effect of this Release, and that, to the extent he has deemed necessary, he has consulted with his attorney or other counsel regarding the legal effect of this Release.

                  Executive represents and warrants to Elco that he has the full power, capacity, and authority to enter into this Release, and that no portion of any claim, right, demand, action, or cause of action that Executive has, or might have had arising out of the acts, events, transactions, and occurrences referred to herein has been assigned, transferred, or conveyed to any person not a party to this Release, by way of subrogation, operation of law, or otherwise, and that no releases or settlement agreements are necessary or need to be obtained from any other person or entity to release and discharge completely any of the claims of Executive released in this Release.


                  IN WITNESS WHEREOF, Executive has signed this instrument this 4th day of April, 1995.



                                               /s/ Robert H. Rothkopf
                                               Executive

                                         Schedule B


                                 CHANGE OF CONTROL AGREEMENT


                                BENEFICIARY DESIGNATION FORM


TO:        Elco Industries, Inc.

FROM:      Robert Rothkopf

DATE:      4/4/95





         In the event of my death prior to my receipt of all payments and benefits due me under the Change of Control Agreement dated
March 30, 1995, I hereby designate the person or persons named below who are living at the time of my death to receive all amounts and benefits due me under the terms of such Agreement as follows:


Name and Address:              Patricia Rothkopf
                               5203 Deer Pointe
                               Rockford, IL 61114

S.S. Number:                   ###-##-####

Relationship:                  Wife

Percent of Total:              100%

Total:                         100%

        I hereby revoke all prior Beneficiary Designations made previously and expressly reserve the right to change or revoke this Beneficiary Designation, but understand that no such change or revocation shall be effective unless it is signed by me and filed with Elco Industries, Inc.



                                    /s/ Robert H. Rothkopf
                                         Signature





Accepted by Elco Industries, Inc.


By:     /s/ D. M. Hasse                April 4, 1995
                                                Date